FOR IMMEDIATE RELEASE
August 10, 2010

Contact:         Jesus R. Adia
President and Chief Executive Officer
(718) 677-4414

Flatbush Federal Bancorp, Inc. Reports 2010 Second Quarter  Operating Results

Brooklyn, NY – Flatbush Federal Bancorp, Inc. (the “Company”), (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced   consolidated net income of $146,000, or $0.055 per share, for the quarter ended June 30, 2010 as compared to consolidated net income of $6,000, or $0.003 per share, for the same quarter in 2009.

The Company’s assets at June 30, 2010 were $153.5 million compared to $156.0 million at December 31, 2009, a decrease of $2.5 million or 1.6%. Loans receivable decreased $143,000 or 0.1%, to $110.8 million at June 30, 2010 from $111.0 million at December 31, 2009. Mortgage-backed securities decreased $4.4 million or 15.5% due to principle pay downs and amortization, to $23.9 million at June 30, 2010 from $28.3 million at December 31, 2009. Cash and cash equivalents increased $2.8 million, or 50.9%, to $8.3 million at June 30, 2010 from $5.5 million at December 31, 2009.

Total deposits increased $5.6 million, or 4.9%, to $120.8 million at June 30, 2010 from $115.2 million at December 31, 2009. Borrowings from the Federal Home Loan Bank of New York (FHLB) decreased $8.0 million, or 34.9%, to $14.9 million at June 30, 2010 from $22.9 million at December 31, 2009.

Total stockholders’ equity increased $411,000, or 2.7%, to $15.6 million at June 30, 2010 from $15.2 million at December 31, 2009. The increase to stockholders’ equity reflects net income of $286,000, amortization of $11,000 of unearned ESOP shares, amortization of $20,000 of restricted stock awards for the Company’s Stock-Based Incentive Program, amortization of $21,000 of stock option awards and a decrease of $73,000 of accumulated other comprehensive loss.

On August 30, 2007, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company’s outstanding shares of common stock.  Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions.  Repurchased stock is held as treasury stock and will be available for general corporate purposes.  During the quarter ended June 30, 2010, the Company did not repurchase shares. As of June 30, 2010, a total of 12,750 shares have been repurchased at a weighted average price of $4.44.

INCOME INFORMATION – Three month periods ended June 30, 2010 and 2009

Net income increased by $140,000 to $146,000 for the quarter ended June 30, 2010 compared to $6,000 for the same quarter in 2009. The increase in net income for the quarter was primarily the result of decreases of $165,000 in interest expense on deposits, $161,000 in interest expense on borrowings from the FHLB  and $73,000 in non-interest expense,  partially offset by increases of $112,000 in provision for loan loss, $98,000 in income tax expense and decreases of $47,000 in interest income and $2,000 in non-interest income. The increase in provision for loan loss during the quarter was primarily due to an assessment of the overall loan portfolio in light of the local real estate market conditions as well as the overall economic environment. Non-performing loans increased to $6.5 million at June 30, 2010, from $4.8 million at March 31, 2010.  Non-performing loans to total assets increased by 378 basis points to 4.24% on June 30, 2010, from 0.46% on June 30, 2009, and 167 basis points from 2.57% on December 31, 2009.

Interest expense on deposits decreased $165,000 primarily due to the decrease in the average cost of  interest-bearing liabilities of 71 basis points to 1.55% for the three months ended June 30, 2010 from 2.26% for the three months ended June 30, 2009.

Interest expense on FHLB borrowings decreased $161,000 primarily due to the decrease in the average cost of borrowings of 196 basis points to 2.05% for the three months ended June 30, 2010 from 4.01% for the three months ended June 30, 2009 and the decrease of $7.8 million in the average balance of FHLB borrowings to $17.1 million for the three months ended June 30, 2010 from $24.9 million for the three months ended June 30, 2009.

Non-interest expense decreased $73,000 primarily due to a decrease in Federal Deposit Insurance Premiums of $61,000 to $57,000 for the three months ended June 30, 2010 from $118,000 for the three months ended June 30, 2009 due to a special one-time assessment of $71,000 for the three months ended June 30, 2009.

INCOME INFORMATION – Six month periods ended June 30, 2010 and 2009

Net income decreased $44,000, or 13.3% to $286,000 for the six months ended June 30, 2010 from $330,000 for the six months ended June 30, 2009.  The decrease in net income for the six month period ended June 30, 2010 was primarily due to increases of $266,000 in provision for loan losses and $456,000 in non-interest expense and a decrease of $4,000 in non-interest income which, were partially offset by an increase of $26,000 in interest income and decreases of $303,000 in interest expense on deposits, $324,000 in interest expense on borrowings from the FHLB of New York, and $29,000 in income taxes. The increase in provision for loan loss during the six months ended June 30, 2010 was primarily due to an assessment of the overall loan portfolio in light of the local real estate market conditions as well as the overall economic environment.

Interest expense on deposits decreased $303,000 primarily due to the decrease in the average cost of  interest-bearing liabilities of 68 basis points to 1.61% for the six months ended June 30, 2010 from 2.29% for the six months ended June 30, 2009.

Interest expense on FHLB borrowings decreased $324,000 primarily due to the decrease in the average cost of borrowings of 221 basis points to 1.82% for the six months ended June 30, 2010 from 4.03% for the six months ended June 30, 2009 and the decrease of $5.1 million in the average balance of FHLB borrowings to $20.2 million for the six months ended June 30, 2010 from $25.3 million for the six months ended June 30, 2009

Non-interest expense included an increase in salaries and employee benefits of $465,000 to $1.2 million for the six months ended June 30, 2010 from $738,000 for the six months ended June 30, 2009 primarily due to the pre-tax curtailment credit of $416,000, net of actuarial expenses, resulting from the freezing of the defined benefit pension plan during the six months ended June 30, 2009.

Other financial information is included in the table that follows.  All information is unaudited.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

	JUNE 30,	DECEMBER 31,
	2010	2009
	(in thousands)
Total Assets	$153,504	$155,979
Loans Receivable	110,845	110,988
Mortgage-backed Securities	23,875	28,340
Deposits	120,849	115,168
Borrowings	14,949	22,851
Stockholders’ Equity	15,644	15,233

	AT OR FOR THE THREE		AT OR FOR THE SIX
	MONTHS ENDED JUNE 30,		MONTHS ENDED JUNE 30,
	2010	2009	2010	2009

Total Interest Income	$2,004	$2,051	$4,091	$4,065
Total Interest Expense	531	857	1.088	1,715
Net Interest Income	1,473	1,194	3,003	2,350
Provision for Loan Loss	134	22	288	22
Non-interest Income	66	68	129	133
Non-interest Expense	1,195	1,268	2,406	1,950
Income Tax expense, (benefit)	64	(34)	152	181
Net income	$146	$6	286	330

PERFORMANCE RATIOS

Return on Average Assets	0.38%	0.02%	0.37%	0.43%
Return on Average Equity	3.74%	0.18%	3.69%	4.42%
Interest Rate Spread	3.95%	3.11%	4.01%	3.09%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	1.01%	0.21%	1.01%	0.21%
Non-performing Loans to Total Assets	4.24%	0.46%	4.24%	0.46%

CAPITAL RATIO
Association’s Core Tier 1 Capital to Adjusted
Total Assets	10.82%	10.39%